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                                   EXHIBIT T3A

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                               ENVIROSOURCE, INC.

         FIRST: The name of the corporation (hereinafter referred to as the "Corporation") is

                               EnviroSource, Inc.

         SECOND: The registered office of the Corporation in the State of Delaware is to be located at 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company,

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         FOURTH: (a) The total number of shares of all classes of stock which the Corporation is authorized to issue is 65,620,000 shares consisting of 60,000,000 shares of common stock, par value $.05 per share (the "Common Stock"), and 5,620,000 shares of preferred stock, par value $.25 per share (the "Preferred Stock").

         (b) Subject to the limitations and restrictions set forth herein, the shares of Preferred Stock may be issued in such classes or series from time to time with such designations and powers, preferences and rights, and qualifications, limitations and restrictions thereof, including, without limitation, the number of shares of any series, as shall be fixed by a resolution or resolutions of the Board of Directors, pursuant to the authority hereby given as provided in the General Corporation Law of the State of Delaware. All retired shares of Preferred Stock shall resume the status of authorized but unissued Preferred Stock without specified designations, powers, preferences and rights, and may be reissued by the Corporation in accordance with the immediately preceding sentence.

         (c) Each holder of a share of Common Stock shall be entitled to one vote for each share of Common Stock standing in the name of such holder on the books of the Corporation, and each holder of a share of Preferred Stock shall be entitled to such number of votes (which may be a fraction of one vote or no vote) for each share of Preferred Stock standing in the name of such holder on the books of the Corporation as set forth herein or as shall be fixed by the Board of Directors prior to the issuance thereof. No holder of Common Stock or any other shares of the Corporation shall be entitled to receive certificates evidencing fractional shares, except as otherwise required by this Certificate of Incorporation.

         FIFTH: (a) The Board of Directors of the Corporation shall consist of eleven directors.


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     (b) The Board of Directors shall consist of three classes: Class A, Class B and Class C. The number of directors in each class (each of which classes shall have not less than three directors) shall be the whole number contained in the quotient arrived at by dividing the authorized number of directors by three, and if a fraction is also contained in such quotient, then if such fraction is one-third, the extra director shall be a member of Class C, and if such fraction is two-thirds, one of the extra directors shall be a member of Class C and the other shall be a member of Class B.

     (c) Each director shall serve for a time ending on the date of the third annual meeting following the annual meeting at which such director was elected. Notwithstanding the foregoing, in the event that, as a result of any change in the authorized number of directors, the number of directors in any class would differ from the number allocated to that class pursuant to paragraph (b) of this Article FIFTH immediately prior to such change the following rules shall apply:

                  (i) each director shall nevertheless continue as a director of the class of which he is a member until the earlier of the expiration of his current term or his death, resignation or removal.

                  (ii) at each subsequent election of directors, if the number of directors in the class whose term of office then expires is less than the number then allowed to that class, the number of directors then elected for membership in that class shall not be greater than the number of directors in that class whose term of office then expires, unless and to the extent that the aggregate number of directors then elected plus the number of directors in all claims then duly continuing in office does not exceed the then authorized number of directors of the Corporation.

                  (iii) at each subsequent election of directors, if the number of directors in the class whose terms of office then expires exceeds the number then allocated to that class, the Board of Directors shall designate one or more of the directorships then being elected as directorships of another class or classes in which the number of directors then serving is less than the number then allocated to such other class or classes;

                  (iv) in the event of the death, resignation or removal of any director who is a member of a class in which the number of directors serving immediately preceding the creation of such vacancy exceeds the number then allocated to that class, the Board of Directors shall designate the vacancy thus created as a vacancy in another class in which the number of directors then serving is less than the number then allocated to such other class;

                  (v) in the event of any increase in the authorized number of directors, the new directorship resulting from such increase shall be apportioned by the Board of Directors to such class or classes as shall, so far as possible, bring the composition of each of the classes into conformity with the provisions of paragraph (b) of this Article FIFTH, as such provisions apply to the number of directors authorized immediately following such

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increase; and

                  (vi) designations of directorships or vacancies into other classes and apportionments of newly created directorships to classes by the Board of Directors under subparagraphs (iii), (iv) and (v) of this paragraph (c) shall, so far as possible, be effected so that the class whose term of office is due to expire next following such designation or apportionment shall contain the full number of directors then allocated to such class.

         (d) Notwithstanding the provisions of this Article FIFTH, each director shall serve until his successor is elected and qualified or until his death, resignation or removal. No director may be removed at any time prior to his death or resignation or the expiration of his term of office without the affirmative vote of the holder of 80% of the outstanding shares of Common Stock of the Corporation entitled to vote and voting separately as a class.

         (e) Elections of directors need not be by ballot unless the By-laws of the Corporation so provide. In furtherance of and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized and empowered, without the assent or vote of the stockholders, to make, alter, amend and repeal the By-laws of the Corporation, in any manner not inconsistent with the laws of the State of Delaware or the Certificate of Incorporation of the Corporation.

         SIXTH: No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of the stockholders.

         SEVENTH: The affirmative vote of the holders of 66-2/3% of the voting power of the outstanding shares of the Common Stock of the Corporation entitled to vote and voting separately as a class shall be required to approve

         (a) the issuance during any 24-month period of shares of capital stock or other securities of the Corporation (other than securities issuable pursuant to or as contemplated by the second modified plan of reorganization of NEOAX, Inc., an Ohio corporation (whose corporate name was then White Motor Corporation) which was confirmed on November 18, 1983 by order of the United States Bankruptcy Court for the Northern District of Ohio (Case No. B80-3361)), or securities convertible into or exchangeable for shares of its capital stock, or the grant of rights or options to subscribe for or to purchase shares of its capital stock or convertible or exchangeable securities, which shares would entitle the holders thereof to exercise five percent or more of the voting power of the Corporation in the election of directors immediately after the issuance of such shares;

         (b) any merger, consolidation or other reorganization of the Corporation (whether for cash securities or other property);

         (c) any dissolution, liquidation or winding up of the Corporation; or



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         (d) any sale or disposition of any substantial portion of the assets of the Corporation; provided, however, that the foregoing provisions shall not apply to any such transaction which is approved by resolution of the Board of Directors by a vote of 80% of the directors then in office. The stockholder vote, if any, required for any transaction of the type described in the preceding sentence or any transaction not of the type described in this Article SEVENTH shall be such as may be required by applicable law.

         EIGHTH: From time to time any of the provisions of this Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at that time in force may be added or inserted in the manner and at the time prescribed by such laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of such laws; provided, however, that, subject to the authority granted to the Board of Directors pursuant to paragraph (b) of Article FOURTH, no provisions of this Certificate of Incorporation (including without limitation this Article EIGHTH), except Articles FIRST and SECOND (which may be amended with the affirmative vote of the holders of record of shares of the capital stock of the Corporation having a majority of the voting power of the capital stock), may be amended, altered or repealed without the affirmative vote of the holders of record of 66-2/3% of the outstanding Common Stock of the Corporation entitled to vote and voting separately as a class.

         NINTH: The Corporation shall, to the full extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all persons whom it has the power to indemnify pursuant thereto.

         TENTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except the liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.